Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT AND CONSENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT AND CONSENT (this “Amendment”) dated as of July 11, 2007 by and among MILLER INDUSTRIES, INC. (the “Borrower”), each of the parties listed as “Guarantors” on the signature pages hereto (each a “Guarantor”), and Wachovia Bank National Association, as Lender (the “Lender”).

WHEREAS, the Borrower and the Lender have entered into that certain Credit Agreement dated as of June 17, 2005 (as in effect immediately prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the Borrower and the Lender desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Specific Amendments to Credit Agreement. The parties hereto agree that the Credit Agreement is amended as follows:

(a) The Credit Agreement is amended by restating in full the definitions of: “Applicable Percentage”; clauses (f) and (g) of the definition of “Permitted Acquisitions”; clause (g) of the definition of “Permitted Liens”; “Revolving Credit Maturity Date”; and “Subordinated Indebtedness”; each contained in Section 1.1 as follows:

“Applicable Percentage” shall mean the percentage points set out below opposite the applicable Consolidated Leverage Ratio:

Level	Consolidated Leverage Ratio	Adjusted LIBOR / LIBOR Market Index Rate Margin	Base Rate Margin	Unused Fee
I	less than 1.00 to 1.00	0.75%	0.0%	0.15%
II	equal to or greater than 1.00 to 1.00, but less than 1.25 to 1.00	1.00%	0.0%	0.25%
III	Equal to or greater than 1.25 to 1.00, but less than 1.50 to 1.00	1.25%	0.0%	0.25%
IV	Equal to or greater than 1.50 to 1.00	1.50%	0.0%	0.25%

Notwithstanding the foregoing, as of the First Amendment Effective Date until the Compliance Certificate for the period ending June 30, 2007 has been delivered to, and verified by, the Lender, the Applicable Percentage for LIBOR Loans shall be 0.75% and the Unused Fee shall be 0.15% per annum. Thereafter, the Applicable Percentage and the Unused Fee shall be determined on a quarterly basis by calculating the Consolidated Leverage Ratio promptly after receipt and verification of the financial statements and certificates required to be delivered by the Borrower pursuant to Sections 8.1., 8.2. and 8.3. hereof. Any adjustment to the Applicable Percentage shall be effective as of the second Business Day after the quarterly (or annual) financial statements are delivered to, and verified by, the Lender. Should the Borrower fail to timely deliver any financial statements required for the calculation of the Consolidated Leverage Ratio, then, effective as of the date such financial statements were required to be delivered, the Applicable Percentage shall be increased to the highest rate set forth in the table above until the second Business Day after the Borrower actually delivers such financial statements to the Lender.

“Permitted Acquisitions” …

…(f) the total consideration paid in connection with such Acquisition shall not exceed $10,000,000, unless the Borrower has delivered to the Lender a written request to consent to such Acquisition (such consent not to be unreasonably withheld or delayed), which shall be accompanied by such information and materials as may be reasonably requested by the Lender, including, without limitation, (i) a reasonably detailed description of the material terms for such Acquisition, (ii) financial statements of the Person to be acquired or financial statements relating to the line of business to be acquired, for the three most recent fiscal years available and, if available, for any interim periods since the most recent fiscal year-end, (iii) consolidated projected income statements of Borrower and its Continuing Subsidiaries after giving effect to such Acquisition for a three-year period following the consummation of such Acquisition; (g) (i) the total cash consideration paid in connection with such Acquisition, when taken together with the aggregate cash consideration paid in connection with all such Acquisitions during the term of this Agreement, shall not exceed $25,000,000 and (ii) the total consideration (including cash and non-cash consideration) paid in connection with such Acquisition, when taken together with the aggregate amount of all cash and non-cash consideration in connection with all Acquisitions during the term of this Agreement, shall not exceed $45,000,000 in the aggregate;…

“Permitted Liens” …

…(g) the Liens in existence as of the Agreement date and set forth on Schedule 6.1(f), including without limitation the mortgage encumbering real property commonly known as 2755 Kirila Boulevard, Hermitage, Mercer County, Pennsylvania granted to FSG Bank, NA.; …

“Revolving Credit Maturity Date” means June 17, 2010, unless earlier accelerated in accordance with the terms of this Agreement.

“Subordinated Indebtedness” means any Indebtedness of Borrower that is subordinated in right of payment to the Obligations on terms and conditions satisfactory to Lender in its sole and absolute discretion.

(b)     The Credit Agreement is further amended by adding the following definition to Section 1.1 in appropriate alphabetical order:

“First Amendment Effective Date” means the date the conditions precedent set forth in Section 3 of the First Amendment to Credit Agreement and Consent, dated as of July 11, 2007 between Borrower and Lender, have been satisfied.

(c)    The Credit Agreement is further amended by amending and restating Section 7.14 in its entirety as follows:

“Section 7.14. [Intentionally Omitted.]”

(d)    The Credit Agreement is further amended by amending and restating clause (c) of Section 9.1 in its entirety as follows:

“Section 9.1. Financial Covenants. …

…(c)    Maximum Consolidated Leverage Ratio. As of the end of each fiscal quarter occurring after the First Amendment Effective Date, the Consolidated Leverage Ratio to be greater than 2.25 to 1.00.”

(e)    The Credit Agreement is further amended by amending and restating clauses (b) and (d) of Section 9.2 in their entirety as follows:

“Section 9.2. Restricted Payments. …

…(b)    the Borrower may make Restricted Payments in respect of its Equity Interests in the nature of stock repurchase or redemptions, so long as no Default or Event of Default has occurred or would result therefrom; …

…(d)    [Intentionally Omitted.]”

(f)    The Credit Agreement is further amended by amending and restating clauses (b), (f), (g), (k), (l) and (m) of Section 9.3 in their entirety as follows:

“Section 9.3. Indebtedness.…

… (b)    Indebtedness existing on the Agreement Date and described on Schedule 6.1(g); …

… (f)    Capitalized Lease Obligations and Indebtedness secured by purchase money security interests, provided that (i) the Liens securing such Indebtedness attach only to the assets acquired by the incurrence of such Indebtedness, and (ii) the aggregate outstanding amount of such Indebtedness and Capitalized Lease Obligations permitted by this clause (f), when aggregated with all Indebtedness permitted by clauses (k), (l) and (m) of this Section 9.3, do not to exceed $5,000,000 at any time; …

… (g)    [Intentionally Omitted]; …

… (k)Indebtedness incurred by Jige International; provided, however¸ that in no event shall the aggregate amount of Indebtedness incurred by Jige International in Dollars (or its equivalent in Euros or francs), including Indebtedness incurred as of the Agreement Date, permitted by this clause (k), when aggregated with all Indebtedness permitted by clauses (f), (l) and (m) of this Section 9.3., exceed $5,000,000 at any time;

(l)    Indebtedness incurred by Boniface Engineering, Ltd.; provided, however¸ that in no event shall the aggregate amount of Indebtedness in Dollars (or its equivalent in Pounds Sterling) incurred by Boniface Engineering, Ltd., including Indebtedness incurred as of the Agreement Date, permitted by this clause (l), when aggregated with all Indebtedness permitted by clauses (f), (k) and (m) of this Section 9.3., exceed $5,000,000 at any time; and

(m)    other unsecured Indebtedness; provided, however¸ that in no event shall the aggregate amount of Indebtedness permitted by this clause (m), when aggregated with all Indebtedness permitted by clauses (f), (k) and (l) of this Section 9.3., exceed $5,000,000 at any time.”

(g)    The Credit Agreement is further amended by amending and restating clause (a) of Section 9.6 in its entirety as follows:

“Section 9.6 Merger, Consolidation, Sales of Assets and Other Arrangements. …

…(a)    The Borrower and its Continuing Subsidiaries may (i) sell inventory in the ordinary course of business, (ii) sell Cash Equivalents, (iii) sell or otherwise dispose obsolete or worn out property or other property not necessary for operations, disposed of in the ordinary course of business and having a fair market value not exceeding $750,000 in any fiscal year; (iv) sell the Equity Interests or assets of any Discontinued Subsidiary owned by Borrower or any Continuing Subsidiary; (v) the Borrower may sell, transfer or dispose of all or a portion of the assets or Equity Interests of FGR; and …”

(h)    The Credit Agreement is further amended by amending and restating clause (e)(iv) of Section 10.1 in its entirety as follows:

“Section 10.1 Events of Default.…

…(e)…(iv) the payment by the Borrower and/or its Continuing Subsidiaries in any given Four-Quarter Period of repurchase or indemnification obligations under Repurchase Agreements with respect to sold or leased inventory that is not re-sold or re-leased to another dealer or distributor within 180 days after such repurchase or indemnification obligation arises in an amount equal to or exceeding $5,000,000 (or such amount, equal to or exceeding $5,000,000, of payment obligations becomes due during such period and the Borrower and/or its Continuing Subsidiaries so fails to make such amount of payments); or …”

Section 2. Consent. The Borrower has advised the Lender that the Borrower desires to prepay in full the Subordinated Indebtedness owing to the Junior Lenders (the “Prepayment”). Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Lender hereby consents to the Prepayment. The Borrower acknowledges and agrees that the consent contained in the foregoing sentence is specifically limited to the Prepayment and shall not be deemed to be a consent to any other payment, prepayment or transaction other than the Prepayment.

Section 3. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Lender of each of the following, each in form and substance satisfactory to the Lender:

(a)    A counterpart of this Amendment duly executed by the Borrower and each Guarantor;

(b)    Evidence that:

(i) the Subordinated Indebtedness owing to the Junior Lenders has been satisfied in full and all Junior Loan Documents (as defined in the Intercreditor Agreement) are null and void and of no further force or effect; and

(ii)  all security interests, liens and other encumbrances in favor of the Junior Lenders in any assets of any Loan Party as security for any of the Subordinated Indebtedness owing to the Junior Lenders have been released;

(c)         (i) The Borrower shall file, or shall cause to be filed, the UCC termination statements listed on Schedule 1 hereto substantially contemporaneously with the date hereof with the appropriate Governmental Authorities, and (ii) not later than October 30, 2007, the Borrower shall use its best efforts to record, or cause to be recorded, the mortgage and deed of trust releases listed on Schedule 1 with the appropriate Governmental Authorities; and

(d)    A facility fee in an amount equal to 0.10% of the Revolving Credit Commitment.

Section 4. Representations. The Borrower represents and warrants to the Lender that:

(a)    Authorization. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Borrower and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(b)    Compliance with Laws, etc. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Government Approvals or violate any Applicable Laws relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party or any indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party.

(c)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

Section 5. Reaffirmation of Representations by Borrower. The Borrower hereby affirms that all representations and warranties made by the Borrower to the Lender in the Credit Agreement and the other Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same force and effect as if such representations and warranties were made as of the date of this Amendment except that (i) to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date) and (ii) to the extent any materiality qualifier is contained in any such representations and warranties, such representations and warranties shall be accurate in all respects on and as of the date of this Amendment.

Section 6. Reaffirmation of Guaranty by Guarantor. Each Guarantor hereby reaffirms its continuing obligations to the Lender under the Guaranty and agrees that the transactions contemplated by this Amendment shall not in any way affect the validity and enforceability of the Guaranty, as amended hereby, or reduce, impair or discharge the obligations of any Guarantor thereunder.

Section 7. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment.

Section 8. Expenses. The Borrower shall reimburse the Lender upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by the Lender in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 9. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 11. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.

Section 12. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 13. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Credit Agreement and Consent to be executed as of the date first above written.

THE BORROWER:

MILLER INDUSTRIES, INC.

By: /s/ J. Vincent Mish
       Name: J. Vincent Mish
       Title: Chief Financial Officer

THE LENDER:

WACHOVIA BANK, NATIONAL ASSOCIATION

By: /s/ Anne L. Sayles
       Name: Anne L. Sayles
       Title: Senior Vice President

THE GUARANTORS:

MILLER INDUSTRIES TOWING EQUIPMENT INC.
CHAMPION CARRIER CORPORATION
MILLER/GREENVILLE, INC.
CHEVRON, INC.

By: /s/ J. Vincent Mish
       Name: J. Vincent Mish
       Title: Vice President and Chief Financial Officer